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                                   EXHIBIT 99


                      PRESS RELEASE, DATED AUGUST 23, 1994
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BLOCKBUSTER ENTERTAINMENT                  NEWS RELEASE

FOR IMMEDIATE RELEASE                            Contact: Gregory K. Fairbanks
                                                            (305) 832-3000


                      BLOCKBUSTER BOARD REAFFIRMS APPROVAL
                      OF VIACOM MERGER; SETS SEPTEMBER 29
                            SHAREHOLDER MEETING DATE

     NEW YORK, NY, August 23, 1994 - Blockbuster Entertainment Corporation (NYSE: BV) announced today that its Board of Directors has unanimously reaffirmed its approval of Blockbuster's proposed merger with Viacom Inc. (ASE:
VIA) and has set September 29, 1994 as the date for the special meeting at which Blockbuster's shareholders will consider and vote on the merger. The Board also fixed August 31 as the record date for the meeting.

     The Blockbuster Board's action comes as a result of the significant improvement in Viacom's stock prices in recent months, Viacom's completion of its acquisition of Paramount Communications Inc., its strong second quarter results and the divestitures it is considering, as well as the Blockbuster Board's continuing belief in the strategic benefits of the proposed combination and the long-term prospects of the combined entity.

     Commenting on today's Board action, H. Wayne Huizenga, Blockbuster's Chairman and Chief Executive Officer, said: "It's been a long and sometimes bumpy road, but we still believe today that the combination of Blockbuster with Viacom and Paramount represents an excellent strategic opportunity that will create a fully-integrated, global entertainment and communications company with extraordinary resources and opportunities for future growth for both our shareholders and employees."

     Mr. Huizenga continued: "At times since we first announced this deal, as we watched the prices for Viacom stock decline, we were concerned that the market did not

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fully understand and appreciate the strategic benefits that will result from the combination of these three outstanding companies."

     He added: "We are pleased with the recent improvement in Viacom's stock prices. We believe that the combination with Viacom will result in significant value for our shareholders. In the eight years since we opened our first Blockbuster store, our market value has increased from approximately $7 million to approximately $8.5 billion. At the same time, a share of Blockbuster common stock appreciated by more than 14,000 percent. In just the 12 months prior to signing our agreement with Viacom, our market value increased by more than $4 billion, or over 110 percent. We are confident that this value will continue to be enhanced as a result of our combination with Viacom."

     As previously announced, in the merger, Blockbuster shareholders will be entitled to receive for each of their shares: (i) 0.08 of a share of Viacom Class A Common Stock; (ii) 0.60615 of a share of Viacom Class B Common Stock; and (iii) a variable common right representing the right to receive up to an additional 0.13829 of a share of Viacom Class B Common Stock depending on market prices to the Class B stock during the year following the merger.

     Blockbuster and Viacom expect that a joint proxy statement/prospectus relating to the merger will be mailed to stockholders of both companies within the next several days.

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